Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated January 17, 2011, with respect to the financial statements of Francis Drilling Fluids, Ltd., contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus.
/s/ Broussard, Poche, Lewis & Breaux, LLP
Crowley, Louisiana
August 19, 2011